Shenzhen Development Bank, Branch of Shenzhen

Comprehensive Credit Line Contract

Shenzhen Development Bank

Version of July, 2009

Comprehensive Credit Line Contract

Reference No. : Shenfa Shenxinzhou zong zi di 20121207004

Party A: Shenzhen Development Bank, Xinzhou Branch

Address: Zhongcheng Tianyi Garden, Xinzhou Road, Futian District, Shenzhen City

Office number: 2348 0000	Fax: 2348 0005
Person in charge: Li Jing	Position: Branch President

Party B: Shenzhen Highpower Technology Co, Ltd.

Address: Building A2, Luoshan Industrial Zone, Longgang District, Shenzhen

Legal representative: Dangyu Pan

The parties agree as follow.

Clause 1 Comprehensive credit line

1.	The Amount:

One hundred forty million in Chinese Yuan(CNY)

For loans or credit businesses in currency other than CNY, the currency exchange rates announced by Party A on the date of transaction will be applied.

2. The duration of credit: refers to the period, from 31 July, 2009 to 31 July, 2010 , in which Party A may apply to Party B for recycled use of its comprehensive credit line. The cumulative credit line used by Party A shall not exceed its comprehensive credit line. During the credit period, Party A may recycle the use of each specific credit line. The terminating date of the duration of credit shall not be interpreted as the maturity or expiration date for any one or more specific credit transactions that have already happened

If in the six months starting from November 22, 2012, no loans are issued from Party A to Party B, the contract terminates.

Clause 2 On Lending Arrangement

Not Applicable

Clause 3 This contract is constructed based on laws of the People’s Republic of China, and the execution of the contract is applicable to the law of the People’s Republic of China. Where there is a dispute, both parties should negotiate to seek a solution; if the parties fail to resolve the dispute through negotiation, a lawsuit should be filed with the court where Party A is located.

Clause 4 Mandatory Implementation against property

Not Applicable

Clause 5 Other issues agreed by both parties:

1) When specific Credit Line was used as bank acceptance or commercial acceptance bills, full deposit is requested at least a month in advance, or Party A will be entitled to deem the credit line terminated;

2) during the period of credit line, Party B cannot announce bonus distribution, or Party A will be entitled to deem the credit line terminated.

Clause 6 This contract will be printed and signed in three copies, Party A holds two copies, Party B holds one copy, each copy has the same legal effect

Clause 7 Specific Credit Line

The way of comprehensive credit amount includes but is not limited to the following ways: Loans, bill acceptance and discount, overdraft, finance and insurance, guarantee, loan commitment, letter of credit, etc.

Name of the specific credit line shall be determined by each business product presented in the specific business contract.

Specific credit line should be in accordance with those specified in the individual business contract signed by both parties.

Clause 8 Application of the Specific Credit Line

During the credit period, Party B shall apply for the use of specific credit lines, after Party A processed and approved the application, Party A and Party B shall sign specific business contracts for specific business transactions.

Clause 9 Party B's commitments

1.	Party B is a well established company legally set up and operates in its jurisdiction, Party B has full authorization of the company and operates the business within the scope legally registered in the government authorities.

2.	Party B legally possessed the power, rights and authorizations for signing, delivering and executing this contract. The covenants in this contract are able to form effective binding and execution towards Party B.

3.	Party B should guarantee the truth, completeness, legitimately and validity for all the documents provided, there are no fake records, misleading statement or significant omission in the documents provided.

4.	Party B promises herein, Party B will fully perform the burden of the contract in good faith, and will not take any actions before obtaining Party A’s written consent that would damage the creditor’s rights (those actions including but not limited to performing what should not be performed, or refusing to perform what should be performed).

5.	Party B should notify Party A in writing about any changes of its domicile, address, phone of contact as well as scope of business and legal representative. The written notification should be sent within 10 days after the registration. If Party B fails to perform the said notification, all correspondence sent to the original address of Party B by Party A is considered valid.

6.	Party B herein confirmed, Party B has full understanding and awareness of all the terms and conditions listed in this contract, and signing this contract is the true expression of Party B’s will.

Clause 10 Special Agreement regarding Group Credit Customers and Related Party Transactions

A. Definition of Group customers:

1.	Direct or indirect shareholding control or operational control by other enterprise legal person;

2.	Joint control by third party enterprise legal person;

3.	Direct or indirect joint control by major investors, key management personnel or their close family members (including immediate families within three generations and collateral relatives within two generations)

4.	Having other relationships or connections which might have a negative impact on forming an arm’s length transaction, should be deemed as group customer for credit management.

B. Once Party B is identified as a group customer, significant related party transactions (single transaction in amount exceeding 10% of the Net Asset Value) are required to be reported in written form within ten days from the transaction date. The report content should include the participating parties, targets, nature and pricing of the transaction (including valuation of a non-monetary transaction).

Clause 11 Breach of Covenant and Default Liabilities

A.	Breach of Covenant

Any of the following situations would be considered as breach of contract:

1.	Party B violates or intends to violate the terms herein or in any supplementary contracts or agreements signed by Party A and Party B regarding the application of specific credit line.
2.	Documents provided by Party B to Party A are untrue, inaccurate, or incomplete, or contain fake records, misleading statements or major omissions.
3.	Party B conceals a significant fact, and does not cooperate with Party A with an investigation, examination and inspection.
4.	Party B has not used the credit funds according to agreed purposes or credit funds were engaged into illegal transactions.
5.	Party B breaches the covenants of other credit line contracts between Party A or third parties (including but not limited to credit line agreements, loan contracts and guarantee contracts) or violates any debt securities issued by Party B, or is involved in any litigation or dispute arising from such contracts and the securities.
6.	The guarantor under this Agreement has violated the Guarantee Contract (including but not limited to guarantee contract, collateral contract, or pledge contract), or the Guarantee Contract is executorial, not effected, or backed out.
7.	Party B has neglected to manage and claim rights for debt dues, transferred or disposed of its main assets for free or at a price significantly lower than the market price, or withdrawn its funds or evaded its debt.
8.	Party B makes fake contracts and transaction arrangements with any third party (including but not limited to a related party of Party B), including but not limited to financing through discounted bills receivables which could not supported by a true and effected transaction.
9.	Park B Intended to evade bank’s debt through related party transactions.
10.	Party B is or will be under significant business difficulties or risks: deteriorated financials, significant financial losses and loss of assets (including but not limited asset losses for fulfill guarantee obligations) or other financial crisis.
11.	Party B is subjected to administrative penalty or criminal penalty, or Party B is under an investigation conducted by authorities, which could possibly result in an administrative penalty or criminal penalty from illegal operations.
12.	Party B has undergone significant organizational changes, e.g. business splitting, merger and termination, disposal of major assets, capital reduction, liquidation, reorganization, withdrawal, bankruptcy, and dissolution.
13.	Change of controlling shareholders or de facto control of Party B. If Party A believes the changes have endangered or may endanger the creditor's rights; or Party B’s controlling shareholders, de facto control, legal representative or senior management reported significant issues, which include but are not limited to administrative or criminal penalties or investigations by authorities which possibly could lead to an administrative penalty or criminal penalty from illegal operations, has lawsuits, deteriorated financials, bankruptcy or dissolution.

14.	Adverse changes in the industry in which Party B is engaged, and Party A believes the situation has endangered or may endanger realization of creditor's rights.
15.	Party B failed to arrange settlement or deposits in Party A as agreed.
16.	In any other occasions or situations relating to Party B has led to or will soon lead to the degrading of Party B’s debt-paying ability or the damage to Party A’s rights and interests.

B.	Default Liabilities

If a situation mentioned in the provision A happened, Party A has the right to take any or several of the following measures at that time:

1.	Adjustment, cancellation or termination of the comprehensive credit line under this contract, or adjustment of the duration of the credit line.
2.	Announce all or part of the obligation under this contract due immediately, request for full or installment repayment from Party B on used amount immediately.
3.	Request for additional cover or other measures to protect Party A’s legitimate rights and interests.
4.	Direct access to Party B and Guarantor’s bank account without prior consents for debt pay off for the comprehensive credit line and specific credit line under this contract.
5.	Exercise the right of guarantee, request guarantor to perform guaranty obligation or execute to dispose pledges / collaterals.

Clause 12 This Agreement is established and entered into effect upon signing or sealing by the legal representatives (or person-in-charge) of Party A and Party B or their duly authorized agents, together with sealing by the company chop.

Stamp of Party A

/s/ [COMPANY STAMP]

Signature of director or authorized representative

November 22, 2012

Stamp of Party B (if Party B is a corporation)

/s/ [COMPANY STAMP]

Signature of legal representative or authorized representative

November 22, 2012